UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Pasithea Therapeutics Corp.

(Name of Registrant as Specified in its Charter)

Concord IP2 Ltd.

Elderhill Corporation

Leonite Capital LLC

Leonite Fund I, LP

Camac Partners, LLC

Camac Capital, LLC

Camac Fund, LP

David Delaney

Avi Geller

Eric Shahinian

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Investor Group Sends Letter to Pasithea

Therapeutics’ Board of Directors

Urges the Company to Honor Stockholders’ Will and Hold the Special Meeting Without Further Delay

Expresses Disappointment with the Board’s Entrenchment Tactics, Including Its Recent Decision to Appoint a Director Without Consulting Stockholders

Believes Removing the Incumbent Directors Will Position Pasithea to Enhance Corporate Governance, Improve Capital Allocation and Deliver Long Term Value

NEW YORK AND TORONTO - SEPTEMBER 28, 2022 - BUSINESS WIRE -- Camac Partners, LLC, affiliates of Concord Investment Partners Ltd., and Leonite Capital LLC (collectively with their affiliates, the “Investor Group” or “we”), who are collectively the largest stockholder of Pasithea Therapeutics Corp. (Nasdaq: KTTA) (“Pasithea” or the “Company”), today announced that they sent the below letter to the Company’s Board of Directors.

***

September 28, 2022

Pasithea Therapeutics Corp.

1111 Lincoln Road, Suite 500

Miami Beach, FL 33139

Attn: The Board of Directors

Members of the Board of Directors,

As you’re aware, Camac Partners, LLC, affiliates of Concord Investment Partners Ltd., and Leonite Capital LLC (collectively with their affiliates, the “Investor Group” or “we”) are collectively the largest stockholder of Pasithea Therapeutics Corp. (Nasdaq: KTTA) (“Pasithea” or the “Company”).

Earlier this month, we were successful in garnering support from our fellow stockholders to compel Pasithea to hold a Special Meeting of Stockholders (the “Special Meeting”) at which stockholders will be able to remove the members of the Company’s Board of Directors (the “Board”). We took this extraordinary step to call the Special Meeting because we lost confidence in the Board’s ability to be effective stewards of our capital, considering Pasithea’s stock price has fallen 83% since its initial public offering.1 After many attempts to meaningfully engage with each of you, it became clear to us that this significant value destruction stems from a Board that ignores investor concerns, prioritizes related-party transactions and fosters anti-stockholder governance.

Today, we are writing to urge you to stop wasting stockholders’ capital and let our voices be heard: schedule the Special Meeting without further delay to ensure stockholder democracy can play out.

The Board’s recent actions indicate that it would rather dig its heels in than honor the will of stockholders. These actions include but are not limited to:

●	Failing to engage with us before deciding to unilaterally add Alfred Novak to the Board on September 20th in the midst of stockholder unrest;

●	Failing to consult the Company’s own records when examining our Special Meeting request;

1 Based on the Company’s IPO unit price of $5.00 (representing one share of Common Stock and one warrant to acquire a share of Common Stock) and its closing price of $0.97 on June 22, 2022, the day prior to the Investor Group’s June 23, 2022 press release.

●	Failing to appoint an independent inspector of election to properly and neutrally verify our Special Meeting request; and

●	Refusing to set a date for the Special Meeting in a timely manner.

We also took notice that the Company disclosed in a recent Form 8-K filing with the Securities and Exchange Commission that Executive Chairman Dr. Lawrence Steinman decided to resign from the Board’s audit committee. We are pleased that Dr. Steinman determined that stepping down from this position was in the Company’s best interest, considering his concerning track record of related-party transactions and our group sounding the alarm on his attempt to disenfranchise stockholders by issuing new shares representing nearly 20% of Pasithea.2

We firmly believe that removing the current Board will position the Company to enhance its corporate governance, improve capital allocation and unlock significant value for all stockholders. We urge you – as directors with fiduciary responsibilities – to concede to stockholders’ will and hold the Special Meeting without further delay. We will not be deterred by your attempts to maintain control and intend to facilitate boardroom change at Pasithea. Stockholders have been forced to accept sustained underperformance and waste for too long and deserve better.

Sincerely,

David Delaney	Avi Geller	Eric Shahinian
Concord IP2 Ltd.	Leonite Capital LLC	Camac Capital LLC

***

Additional Information and Where to Find It

On September 23, 2022, the Investor Group filed a preliminary proxy statement in connection with the Special Meeting. Prior to the Special Meeting, the Investor Group intends to furnish a definitive proxy statement, together with a WHITE proxy card, to Pasithea’s stockholders. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the names, affiliations and interests of individuals who are participants in the Investor Group’s solicitation of proxies from Pasithea’s stockholders is available in the Investor Group’s preliminary proxy statement.

Stockholders may obtain, free of charge, the Investor Group’s preliminary proxy statement, any amendments or supplements thereto, and other relevant documents filed by the Investor Group with the Securities and Exchange Commission (the “SEC”) at the SEC’s website (http://www.sec.gov). Copies of the Investor Group’s definitive proxy statement, any amendments or supplements thereto, and any other relevant documents filed by the Investor Group with the SEC will be available, free of charge, at the SEC’s website (http://www.sec.gov) or by contacting the Investor Group’s proxy solicitor, InvestorCom LLC, at 19 Old Kings Highway S., Suite 210, Darien, CT 06820, or by phone at (203) 972-9300.

Contacts

For Investors:

Concord Investment Partners Ltd.

David Delaney, 416-951-9214

ddelaney@concordinvestmentpartners.com

InvestorCom LLC

John Grau, 203-972-9300

info@investor-com.com

For Media:

Longacre Square Partners

Charlotte Kiaie / Olivia McCann, 646-386-0091

ckiaie@longacresquare.com / omccann@longacresquare.com

2 Based on 3.26 million shares and 1 million warrants at $1.88 per share issued in the Alpha-5 Integrin, LLC transaction to Paul B. Manning and Lawrence Steinman and/or entities they control, and 23,008,371 shares outstanding prior to the transaction as per the 10-Q filed on 05/16/2022.